Exhibit 99.1

Viracta Therapeutics Announces Reprioritization of Resources to Enhance Focus on Nana-val Development Program in Patients with Relapsed or Refractory EBV-Positive Peripheral T-Cell Lymphoma

Company implementing 42% reduction in force and resizing its Board of Directors to six seats from ten

SAN DIEGO, November 6, 2024 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide, today announced that the company has implemented a reprioritization of resources intended to enhance the company’s focus on its Nana-val development program in patients with relapsed or refractory (R/R) EBV-positive peripheral T-cell lymphoma (PTCL).

To further align resources with current pipeline priorities, Viracta is announcing today that it has implemented a further reduction in force that impacts approximately 42% of the company’s employees. Viracta expects to recognize approximately $0.7 million in total expenses for severance and related benefits for employees impacted by the reduction in force.

“The initiatives that we are announcing today will enable us to conserve resources as we efficiently advance our Nana-val program towards a potential NDA submission for R/R EBV-positive PTCL, our lead indication,” stated Mark Rothera, President and Chief Executive Officer of Viracta. “While these actions are necessary, they unfortunately impact our team. I would like to express my gratitude to the employees who are affected by this very difficult decision for their unwavering dedication to Viracta and its mission.”

Viracta also announced a reduction in the size of its Board of Directors, from ten seats to six following the voluntary resignation of four directors, Jane F. Barlow, M.D., Jane Chung, R.Ph., Sam Murphy, Ph.D. and Stephen Rubino, Ph.D., effective October 31, 2024. The resizing followed discussion among such directors and the remaining members of the Board and is intended to reduce costs, streamline operations, and bring the size of Viracta’s Board more in line with the Boards of other similarly sized companies. Following the downsizing, Viracta’s Board will consist of Roger J. Pomerantz, M.D. (Chairman), Flavia Borellini, Ph.D., Thomas E. Darcy, CPA, Mark Rothera, Ivor Royston, M.D. and Barry J. Simon, M.D.

Roger J. Pomerantz, M.D., Chairman of Viracta’s Board, stated, “Viracta has adjusted its organization to further focus on the advancement of Nana-val in EBV-positive cancers while reducing cash burn. In line with these actions, I have worked with my fellow Board members to right-size Board membership, while ensuring strong continued governance and maintaining the appropriate capabilities and experience for our journey ahead. I would like to acknowledge the departing directors – Jane, Stephen, Sam and Jane - and thank them for their invaluable insights and contributions.”

About Viracta Therapeutics, Inc.
Viracta is a clinical-stage precision oncology company focused on the treatment and prevention of virus-associated cancers that impact patients worldwide. Viracta’s lead product candidate is an all-oral combination therapy of its proprietary investigational drug, nanatinostat, and the antiviral agent valganciclovir (collectively referred to as Nana-val). Nana-val is currently being evaluated in multiple ongoing clinical trials, including a potentially registrational, global, multicenter, open-label Phase 2 basket trial for the treatment of multiple subtypes of relapsed or refractory (R/R) Epstein-Barr virus-positive (EBV+) lymphoma (NAVAL-1), as well as a multinational, open-label Phase 1b/2 clinical trial for the treatment of patients with recurrent or metastatic (R/M) EBV+ nasopharyngeal carcinoma (NPC) and other advanced EBV+ solid tumors. Viracta is also pursuing the application of its “Kick and Kill” approach in other virus-related cancers.

For additional information, please visit www.viracta.com.

Forward-Looking Statements

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This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding: the company’s focus on its Nana-val development program, the details, timeline and expected progress for Viracta's ongoing and anticipated clinical trials, Viracta’s clinical focus and strategy, the reduction in force and the expected total expenses related thereto, and expectations regarding the Company’s cash runway, generally and the impact of the reduction in force thereon. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop, and commercialize its current and future product candidates; the clinical utility, potential benefits, and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supply nanatinostat, valganciclovir, and pembrolizumab for clinical testing; and Viracta's estimates regarding its ability to fund ongoing operations into 2025, future expenses, capital requirements, and need for additional financing in the future.

If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:
Michael Faerm
Chief Financial Officer
Viracta Therapeutics, Inc.
ir@viracta.com

SOURCE Viracta Therapeutics, Inc.

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